                                                                    EXHIBIT 99.2

For More Information:

Matthew Kyler
Stockwalk Group, Inc.
763.542.3626
mkyler@stockwalk.com



FOR IMMEDIATE RELEASE:

              STOCKWALK GROUP BOARD APPROVES REORGANIZATION FILING


     MINNEAPOLIS...FEBRUARY 6, 2002...Late Tuesday afternoon, February 5, 2002, the board of directors of Stockwalk Group, Inc. unanimously approved the filing of a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Although some of the details of the reorganization plan are still being ironed out, the essence of the plan calls for full repayment of all the company's debts over an extended period of time. This plan is endorsed by a committee of the company's creditors. Upon confirmation of the plan, the company would cease being a publicly-traded company. Instead, it would be privately owned by members of management.

     Following the vote approving the filing of a reorganization petition, directors Louis Fornetti and Jan Breyer resigned from the board, noting that their services would no longer be needed in a court supervised reorganization. Directors Jack Feltl and John Feltl resigned earlier in the day.

     David Johnson, the company's chief executive officer, expressed optimism over the company's future. "Under this reorganization plan, our creditors should eventually be repaid, and the company can continue to serve a vital investment banking role in this community. Given the level of the company's debt, the alternative likely would be liquidation. In that case, our creditors would receive very little." Johnson anticipates the reorganization petition and proposed plan will be filed with the court within the next several days.

ABOUT STOCKWALK GROUP, INC.

     Based in Minneapolis, Minnesota, Stockwalk Group, Inc. is the parent company of Miller Johnson Steichen Kinnard, Inc., a full-service brokerage firm of 300 investment executives in six states; and Stockwalk.com, Inc., an online trading company (AOL keyword: Stockwalk). Stockwalk Group, Inc. common stock trades on the Nasdaq Stock Market under the symbol STOK. Its broker dealer subsidiaries are members of the National Association of Securities Dealers
(NASD) and the Securities Investor Protection Corporation (SIPC). Miller Johnson Steichen Kinnard is a member of the Chicago Stock Exchange.

     For more information, visit www.stockwalkgroup.com or contact mkyler@stockwalk.com.

     Safe Harbor/Forward Looking Statement: This press release may contain forward-looking statements within the context of the Private Securities Litigation Reform Act of 1995 and may involve certain risks and uncertainties that could cause actual results to differ materially from expectations and such forward-looking statements. These risks and uncertainties may include, but are not limited to, the general economic environment, condition of the financial markets and securities industry, changes in consumer behavior, rapidly growing competition in the financial services industry, decreased trading activity, successful implementation of the company's long-term strategy, development and acceptance of new products and services, dependence on and competition for key personnel. For a complete discussion of risks and uncertainties that may cause actual results to differ from those reflected in such forward looking statements, please refer to Exhibit 99.1 in our quarterly Form 10-Q report filed with the Securities and Exchange Commission on November 20, 2000.

                                      # # #